EXHIBIT 23.1


CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-30450 and 333-65568) of Telaxis Communications Corporation of our report dated February 14, 2002, except for Note 23, as to which the date is March 21, 2002, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut
March 29, 2002